Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated December 13, 2013 (January 16, 2014 as to Note 24), relating to the consolidated and combined financial statements and financial statement schedule of Mallinckrodt plc (which report expresses an unqualified opinion and includes an explanatory paragraph related to the fact that periods prior to June 28, 2013, including the nine months ended June 28, 2013 that are included within the Company’s fiscal 2013 results, may not be indicative of the Company’s future performance and do not necessarily reflect the results of operations, financial position and cash flows that would have been had it operated as an independent, publicly-traded company for the entirety of the periods presented), appearing in the joint proxy statement/prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such joint proxy statement/prospectus.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri

May 16, 2014